Filed Pursuant to Rule 424(b)(5)
SEC File No. 333-204186

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and they are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 6, 2016

Preliminary Prospectus Supplement

(to Prospectus dated May 26, 2015)

9,000,000 Shares

Pioneer Energy Services Corp.

Common Stock

We are offering 9,000,000 shares of our common stock in this offering.

Our common stock is quoted on the New York Stock Exchange under the symbol “PES.” On December 5, 2016, the closing price for our common stock, as reported on the New York Stock Exchange, was $6.25 per share.

Investing in our common stock involves a high degree of risk. Please read “Risk Factors” beginning on page S-4 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public Offering Price	$	$
Underwriting Discounts	$	$
Proceeds to Pioneer Energy Services (Before Expenses)	$	$

We have granted the underwriters an option to purchase up to an additional 1,350,000 shares of common stock at the public offering price less the underwriting discount within 30 days from the date of this prospectus supplement.

Delivery of the shares of common stock is expected to be made on or about December     , 2016.

Goldman, Sachs & Co.

Prospectus supplement dated December     , 2016

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement, the accompanying prospectus and any related free writing prospectus we may authorize to be delivered to you or to which we have referred you contain and incorporate by reference information that you should consider when making your investment decision. We have not authorized anyone to provide you with different information. We take no responsibility for, and can provide no assurance as to, the reliability of any other information that others may give to you. We are offering to sell the securities offered hereby, and are seeking offers to buy such securities, only in jurisdictions where such offers and sales are permitted. The information in this prospectus supplement, the accompanying prospectus and any free writing prospectus we may authorize to be delivered to you may only be accurate as of the respective dates thereof. You should not assume that the information in this prospectus supplement is current as of any date other than the date of this prospectus supplement, and you should not assume that the information contained in a document incorporated by reference is accurate as of any date other than the date of such document (or, with respect to particular information contained in such document, as of any date other than the date set forth within such document as the date as of which such particular information is provided), regardless of the time of delivery of this prospectus supplement or any sale of a security as our business, financial condition, results of operations and prospects may have changed since then.

We provide information to you about this offering of our common stock in two separate documents that are bound together: (1) this prospectus supplement, which describes the specific details regarding this offering and (2) the accompanying prospectus, which provides general information, some of which may not apply to this offering. Generally, when we refer to this “prospectus,” we are referring to both documents combined. This prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein are part of a shelf registration statement that we filed with the Securities and Exchange Commission, or the “SEC.” If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should carefully read this prospectus supplement and the accompanying prospectus, including the information incorporated by reference in this prospectus, before you invest. These documents contain information you should consider before making your investment decision.

Unless otherwise indicated, all references in this prospectus to “Pioneer Energy Services Corp.,” the “Company,” “we,” “our,” “us,” and like terms refer collectively to Pioneer Energy Services Corp. and its consolidated subsidiaries.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the documents incorporated by reference in this prospectus supplement include forward-looking statements within the meaning of sections 27A of the Securities Act of 1933, as amended, or the “Securities Act,” and 21E of the Exchange Act of 1934, as amended, or the “Exchange Act.” These statements may include projections and estimates concerning the timing and success of specific projects and our future backlog, revenues, income and capital spending. Forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “plan,” “intend,” “seek,” “will,” “should,” “goal” or other words that convey the uncertainty of future events or outcomes.

These forward-looking statements are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following:

•	general economic and business conditions and industry trends;

•	levels and volatility of oil and gas prices;

•	the continued demand for drilling services or production services in the geographic areas where we operate;

•	decisions about exploration and development projects to be made by oil and gas exploration and production companies;

•	the highly competitive nature of our business;

•	technological advancements and trends in our industry, and improvements in our competitors’ equipment;

•	the loss of one or more of our major clients or a decrease in their demand for our services;

•	future compliance with covenants under our senior secured revolving credit facility and our senior notes;

•	operating hazards inherent in our operations;

•	the supply of marketable drilling rigs, well servicing rigs, coiled tubing and wireline units within the industry;

•	the continued availability of drilling rig, well servicing rig, coiled tubing and wireline unit components;

•	the continued availability of qualified personnel;

•	the success or failure of our acquisition strategy, including our ability to finance acquisitions, manage growth and effectively integrate acquisitions;

•	the political, economic, regulatory and other uncertainties encountered by our operations;

•	changes in, or our failure or inability to comply with, governmental regulations, including those relating to the environment; and

•	other factors discussed under “Risk Factors” in this prospectus supplement and in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2015.

Because such statements are subject to risks, contingencies and uncertainties, actual results may differ materially from those expressed or implied by the forward-looking statements. You are cautioned not to place undue reliance on such statements which speak only as of the date on which they are made. Unless otherwise required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference. It does not contain all of the information you should consider before making an investment decision. You should read this entire prospectus supplement, the accompanying prospectus, the documents incorporated by reference and the other documents to which we refer for a more complete understanding of our business and this offering. Please read the section entitled “Risk Factors” commencing on page S-3 of this prospectus supplement and additional information contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, which are incorporated by reference in this prospectus supplement and the accompanying prospectus, for more information about important factors you should consider before investing in our common stock in this offering.

Except as the context otherwise indicates, the information in this prospectus supplement assumes no exercise of the underwriters’ option to purchase additional common stock.

Our Business

Pioneer Energy Services Corp. provides land-based drilling services and production services to a diverse group of independent and large oil and gas exploration and production companies in the United States and internationally in Colombia. We also provide two of our services (coiled tubing and wireline services) offshore in the Gulf of Mexico.

From 1999 to 2011, we significantly expanded our drilling rig fleet through acquisitions and the construction of new drilling rigs. As our industry changed with the evolution of shale drilling, we began a transformation process in 2011, by selectively disposing of our older, less capable rigs, while we continued to invest in our rig building program to construct more technologically advanced, pad-optimal rigs to meet the changing needs of our clients. We have a current fleet of 30 drilling rigs, 93% of which are pad-capable, and 15 of which are alternating current (“AC”) walking rigs built within the last five years and engineered to optimize pad drilling. The removal of older, less capable rigs from our fleet and the recent investments in the construction of new drilling rigs has transformed our fleet into a highly capable, pad-optimal fleet focused on the horizontal drilling market.

In March 2008, we acquired two production services companies which significantly expanded our service offerings to include well servicing and wireline services. Through these business acquisitions, we also obtained fishing and rental services operations, which were subsequently sold in September 2014. We also acquired a coiled tubing services business at the end of 2011 to further expand our production services offerings. Since the acquisitions of these businesses, we continued to invest in their organic growth and have significantly expanded all our production services fleets.

We have a senior secured revolving credit facility with Wells Fargo Bank, N.A. and a syndicate of lenders, with sub-limits for letters of credit and swing-line loans, of up to an aggregate commitment amount of $173 million, subject to availability under a borrowing base comprised of certain eligible cash, receivables, inventory, and equipment of ours and certain of our subsidiaries, which matures in March 2019. Pursuant to the terms of the credit agreement, the $173 million commitment amount will be reduced to $150 million in connection with the closing of this offering.

Our corporate office is located at 1250 N.E. Loop 410, Suite 1000, San Antonio, Texas 78209. Our phone number is (855) 884-0575 and our website address is www.pioneeres.com. Information contained on our website does not constitute part of this prospectus supplement or the accompanying prospectus.

Recent Developments

We recently provided the following updates regarding our business:

•	We previously announced the anticipated sale of three silicon-controlled-rectifier (“SCR”) walking rigs. In November 2016, we finalized the sale of one of the three SCR walking rigs and expect to finalize the sale of the remaining two SCR walking rigs in early December 2016. The proceeds from the sale of the SCR walking rig in November were used to reduce outstanding indebtedness under our senior secured revolving credit facility.

•	We are mobilizing three additional rigs in Colombia to begin daywork in mid-December, which we expect will result in four rigs working in Colombia by year-end 2016.

•	We mobilized an additional AC rig from the Bakken to West Texas which began daywork in late November.

The Offering

Common stock offered by us	9,000,000 shares

Common stock outstanding after the offering	74,071,906 shares(1)

Option to purchase additional shares	We have granted the underwriters an option to purchase up to an additional 1,350,000 shares of common stock from us for 30 days after the date of this prospectus supplement.

Use of proceeds	We estimate that the net proceeds from this offering will be approximately $ million (or $ million if the underwriters exercise their option to purchase additional shares in full), after deducting underwriting discounts and estimated offering expenses payable by us. We intend to use the net proceeds of this offering to repay indebtedness outstanding under our senior secured revolving credit facility. See “Use of Proceeds.”

Conflicts of interest	We intend to use the net proceeds of this offering to repay indebtedness outstanding under our senior secured revolving credit facility. See “Use of Proceeds.” Because a repayment of the outstanding borrowings under our senior secured revolving credit facility could result in at least 5% of the net proceeds of this offering being paid to an affiliate of an underwriter who is a lender under our revolving credit facility, this offering is being made in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc., or “FINRA”. For more information, see “Underwriting (Conflicts of Interest).”

Risk factors	There are risks associated with this offering and our business. You should consider carefully the risk factors on page S-3 of this prospectus supplement and the other risks identified herein or in the documents incorporated by reference herein before making a decision to purchase common stock in this offering.

NYSE symbol	PES

(1)	The number of shares outstanding after this offering is based on 65,071,906 shares of our common stock outstanding as of November 30, 2016, and excludes the underwriters’ option to purchase up to an additional 1,350,000 shares of common stock. See “Underwriting (Conflicts of Interest).” This number excludes as of November 30, 2016, 4,384,425 shares of our common stock currently issuable upon exercise of outstanding stock options. As of November 30, 2016, these options have a weighted average exercise price of $7.42 per share.

RISK FACTORS

An investment in our common stock involves risk. You should consider carefully the risks discussed below as well as those described under “Risk Factors” in the documents we have incorporated by reference herein, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, together with all of the other information included in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus, before making a decision whether to invest in our common stock. If any of the described risks actually were to occur, our business, financial condition or results of operations could be affected materially and adversely. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.

Risks Related to This Offering and Our Common Stock

The market price of our common stock has fluctuated substantially in the past and is likely to fluctuate in the future.

The market price of our common stock has historically varied greatly. The market price of our common stock is likely to continue to be volatile because of numerous factors, including:

•	changes in domestic and worldwide supply of and demand for oil, natural gas liquids and gas;

•	quarterly fluctuations in our operating results and those of our competitors;

•	changes in stock market analysts’ estimates of our future performance and the future performance of our competitors;

•	general conditions in the industries in which we operate; and

•	general economic conditions in the United States and other countries.

Volatility of our common stock may make it difficult for you to resell our common stock when you want or at attractive prices.

We do not intend to pay, and we are currently prohibited from paying, dividends on our common stock and, consequently, a shareholder’s only opportunity to achieve a return on its investment is if the price of our common stock appreciates.

We do not plan to declare dividends on our common stock in the foreseeable future. Additionally, we are currently prohibited from making any cash dividends pursuant to the terms of our senior secured revolving credit facility. Consequently, a shareholder’s only opportunity to achieve a return on its investment is if the price of our common stock appreciates, which may not occur, and the shareholder sells its shares at a profit. There is no guarantee that the price of our common stock will ever exceed the price that the shareholder paid.

There may be future dilution of our common stock, which could adversely affect the market price of our common stock.

We are not restricted from issuing additional common stock. In the future, we may issue common stock to raise cash for operations, repayment of indebtedness and acquisitions. We may also acquire interests in other companies by using a combination of cash and our common stock or just our common stock. We may also issue securities convertible into, or exchangeable for, or that represent the right to receive, our common stock. Any of these events may dilute your ownership interest in us, reduce our earnings per share and have an adverse effect on the price of our common stock. In addition, sales of a substantial amount of our common stock in the public market, or the perception that these sales may occur, could reduce the market price of our common stock.

We may issue preferred stock whose terms could adversely affect the voting power or value of our common stock.

Our restated articles of incorporation authorizes us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such designations, preferences, limitations and relative rights, including preferences over our common stock respecting dividends and distributions, as our board of directors may determine. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of our common stock. For example, we might grant holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred stock could affect the residual value of the common stock.

Provisions in our organizational documents could delay or prevent a change in control of our company even if that change would be beneficial to our shareholders.

The existence of some provisions in our organizational documents could delay or prevent a change in control of our company even if that change would be beneficial to our shareholders. Our restated articles of incorporation and bylaws contain provisions that may make acquiring control of our company difficult, including:

•	provisions regulating the ability of our shareholders to nominate candidates for election as directors or to bring matters for action at annual meetings of our shareholders;

•	limitations on the ability of our shareholders to call a special meeting and act by written consent;

•	provisions dividing our board of directors into three classes elected for staggered terms; and

•	the authorization given to our board of directors to issue and set the terms of preferred stock.

Our ability to use net operating loss carryforwards to offset future taxable income may be subject to certain limitations.

We currently have net operating loss carryforwards that may be utilized to offset future taxable income. This offering or future changes in the ownership of our stock (including certain transactions involving our stock that are outside of our control) could result in an “ownership change” within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended, or the “Code,” which may limit our ability to utilize our net operating loss carryforwards. If an ownership change were to occur, it is possible that the limitations imposed on our ability to use pre-ownership change losses could cause a net increase in our U.S. federal income tax liability and could cause U.S. federal income taxes to be paid earlier than otherwise would be paid if such limitations were not in effect.

USE OF PROCEEDS

We estimate that our net proceeds from the sale of 9,000,000 shares of our common stock in this offering will be approximately $        million ($        million if the underwriters’ option to purchase additional shares is exercised in full), after deducting underwriting discounts and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering to repay indebtedness outstanding under our senior secured revolving credit facility.

At November 30, 2016, we had $107.0 million of borrowings outstanding under our senior secured revolving credit facility and $14.3 million in committed letters of credit. Our senior secured revolving credit facility matures in March 2019. Of the amount outstanding under our senior secured revolving credit facility, approximately $5 million and $5 million was incurred to fund capital expenditures and working capital requirements, respectively, during the last 12 months and approximately $7 million was incurred to pay the interest due under our 6.125% Senior Notes in September 2016 (the “Senior Notes”). The average interest rate on the loans outstanding under our senior secured revolving credit facility during the three months ended November 30, 2016 was approximately 6.0%.

Under the terms of our credit agreement with Wells Fargo Bank, N.A., we are required to make a mandatory prepayment of the outstanding indebtedness under our senior secured revolving credit facility equal to 100% of the net proceeds of this offering. Such prepayment will reduce the total commitments under the facility from $173 million to $150 million.

A repayment of the outstanding borrowings under our senior secured revolving credit facility could result in at least 5% of the net proceeds of this offering being paid to an affiliate of an underwriter who is a lender under our senior secured revolving credit facility. Accordingly, this offering is being made in compliance with the requirements of Rule 5121 of the FINRA rules. For more information, see “Underwriting (Conflicts of Interest).”

CAPITALIZATION

The following table shows our cash and cash equivalents and capitalization at September 30, 2016:

•	on an actual basis; and

•	on a pro forma as adjusted basis to reflect this offering, assuming no exercise of the underwriters’ option to purchase additional shares and the application of the estimated net proceeds from this offering of approximately $ million (after deducting the underwriting discounts and our estimated offering expenses), as set forth under “Use of Proceeds.”

This table should be read in conjunction with, and is qualified in its entirety by reference to, our unaudited consolidated financial statements and the accompanying notes included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, which are incorporated by reference into this prospectus supplement.

	September 30, 2016
	Actual	As Adjusted
	(dollars in thousands)
Cash and cash equivalents	$9,703	$

Debt:
Senior secured revolving credit facility(1)	106,500
Senior Notes	300,000
Less unamortized debt issuance costs	(6,992)		(	)

Total long-term debt	$399,508	$

Shareholders’ equity:
Preferred stock, 10,000,000 shares authorized; none issued and outstanding	—		—
Common stock, $0.10 par value; 100,000,000 shares authorized; 65,071,906 shares issued and outstanding (actual) and 74,071,906 shares issued and outstanding (as adjusted)	6,559
Additional paid-in capital	476,655
Treasury stock, at cost; 515,546 shares	(3,883)		(3,883)
Accumulated deficit	(228,227)		(	)

Total shareholders’ equity	$251,104	$

Total capitalization	$650,612	$

(1)	Under the terms of our credit agreement with Wells Fargo Bank, N.A., we are required to make a mandatory prepayment of the outstanding indebtedness under our revolving credit facility equal to 100% of the net proceeds of this offering.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock is traded on the New York Stock Exchange under the symbol “PES.” The quarterly market high and low sales prices for our common stock for 2016, 2015 and 2014 are summarized below:

	High	Low
2016:
Fourth Quarter (through December 5, 2016)	$6.85	$3.35
Third quarter	4.89	2.64
Second quarter	5.05	1.98
First quarter	2.46	0.95
2015:
Fourth quarter	3.49	2.02
Third quarter	6.36	1.91
Second quarter	8.69	5.04
First quarter	6.53	3.67
2014:
Fourth quarter	14.22	4.07
Third quarter	18.40	13.19
Second quarter	17.55	12.08
First quarter	13.10	7.51

On December 5, 2016, the closing sale price of our common stock as reported on the New York Stock Exchange was $6.25 per share. As of November 30, 2016, there were approximately 327 holders of record of our common stock.

Dividends

We have never paid any cash dividends on our common stock. For the foreseeable future, we intend to retain any earnings in our business, and we do not anticipate paying any cash dividends. Additionally, we are currently prohibited from making any cash dividends pursuant to the terms of our senior secured revolving credit facility.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS APPLICABLE TO NON-U.S. HOLDERS

The following discussion summarizes certain material U.S. federal income tax consequences of the purchase, ownership and disposition of our common stock by certain “non-U.S. holders” (as defined below). This discussion only applies to non-U.S. holders who purchase and hold our common stock as a capital asset for U.S. federal income tax purposes (generally property held for investment). This discussion does not describe all of the tax consequences that may be relevant to a non-U.S. holder in light of its particular circumstances.

For purposes of this discussion, a “non-U.S. holder” means a beneficial owner of shares of our common stock that is not for U.S. federal income tax purposes any of the following:

•	an entity or arrangement treated as a partnership;

•	an individual citizen or resident of the United States (including certain former citizens and former long-term residents of the United States);

•	a corporation (or any other entity treated as a corporation) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if it (a) is subject to the primary supervision of a court within the United States and one or more United States persons as defined under the Code have the authority to control all substantial decisions of the trust or (b) has a valid election in effect under applicable Treasury regulations to be treated as a United States person as defined under the Code.

This discussion is based upon provisions of the Code and Treasury regulations, administrative rulings and judicial decisions as of the date hereof. These authorities may change, perhaps retroactively, which could result in U.S. federal income tax consequences different from those summarized below. This discussion does not address all aspects of U.S. federal income taxes (e.g., the alternative minimum tax) or any aspects of U.S. federal gift or estate taxation or any state, local, foreign or other tax considerations that may be relevant to non-U.S. holders in light of their particular circumstances. In addition, this discussion does not describe the U.S. federal income consequences applicable to a non-U.S. holder who is subject to special treatment under U.S. federal income tax laws (including, but not limited to, a bank or other financial institution, a broker, a dealer in securities, a U.S. expatriate, a “controlled foreign corporation,” a “passive foreign investment company,” a corporation that accumulates earnings to avoid U.S. federal income tax, a pass-through entity for U.S. federal income tax purposes or an investor in a pass-through entity for U.S. federal income tax purposes, a tax-exempt organization or an insurance company or a person holding our common stock as part of a hedging or conversion transaction or straddle). We cannot assure you that a change in law will not significantly alter the tax considerations that we describe in this discussion.

If a partnership (or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the U.S. federal income tax treatment of a partner of that partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY PROSPECTIVE PURCHASER OF OUR COMMON STOCK. IF YOU ARE CONSIDERING THE PURCHASE OF OUR COMMON STOCK, YOU SHOULD

CONSULT YOUR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR COMMON STOCK IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF APPLICABLE STATE, LOCAL OR FOREIGN TAXING JURISDICTIONS.

Distributions on common stock

In general, if distributions are made to non-U.S. holders with respect to our common stock, such distributions will be treated as dividends to the extent of our current and accumulated earnings and profits as determined under the Code, and will be subject to withholding as discussed below. Any portion of a distribution that exceeds our current and accumulated earnings and profits will first be applied to reduce the non-U.S. holder’s basis in the common stock and, to the extent such portion exceeds the non-U.S. holder’s basis, the excess will be treated as gain from the disposition of the common stock, the tax treatment of which is discussed below under “—Disposition of common stock.” Any distribution described in this paragraph would also be subject to the discussion below under “—Additional withholding and reporting requirements under FATCA.”

Dividends paid to a non-U.S. holder will generally be subject to U.S. federal withholding tax at a rate of 30%, or such lower rate as may be specified by an applicable income tax treaty.

However, dividends paid to a non-U.S. holder that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States) will be exempt from U.S. federal withholding tax. To obtain this exemption, the non-U.S. holder must provide the applicable withholding agent with an IRS Form W-8ECI (or other applicable form) properly certifying such exemption. Such effectively connected dividends, although not subject to U.S. federal withholding tax, will generally be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code, unless an applicable income tax treaty provides otherwise. Any such effectively connected dividends received by a non-U.S. holder that is a corporation for U.S. federal income tax purposes may be subject to an additional “branch profits tax” at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed under “—Information reporting and backup withholding,” for dividends will be required to (i) complete Internal Revenue Service Form W-8BEN or W-8BEN-E (or other applicable form) and certify under penalty of perjury that such non-U.S. holder is not a United States person as defined under the Code and is eligible for treaty benefits, or (ii) if our common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable Treasury regulations.

A non-U.S. holder of our common stock eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the Internal Revenue Service.

Disposition of common stock

Subject to the discussion under “—Information reporting and backup withholding” and “—Additional withholding and reporting requirements under FATCA,” any gain realized by a non-U.S.

holder on the disposition of our common stock will generally not be subject to U.S. federal income or withholding tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a United States real property holding corporation, or a “USRPHC,” for U.S. federal income tax purposes, at any time within the shorter of the five-year period preceding the disposition and such non-U.S. holder’s holding period with respect to the applicable shares of our common stock (the “relevant period”) and, if shares of our common stock are regularly traded on an established securities market (within the meaning of Section 897(c)(3) of the Code), such non-U.S. holder owns directly or is deemed to own pursuant to attribution rules more than 5% of shares of our common stock at any time during the relevant period. We believe we are not, and do not expect to become, a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Generally, a corporation is a USRPHC only if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus certain other assets used or held for use in a trade or business.

A non-U.S. holder described in the first bullet point above will generally be subject to tax on the net gain derived from the disposition under regular graduated U.S. federal income tax rates in the same manner as if the non-U.S. holder were a United States person as defined under the Code, and if it is a corporation for U.S. federal income tax purposes, may be subject to the branch profits tax at a rate of 30% on its effectively connected earnings and profits, or at such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point above will be subject to a flat 30% tax on the gain derived from the disposition, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States. A non-U.S. holder described in the third bullet point above will be subject to U.S. federal income tax under regular graduated U.S. federal income tax rates with respect to the gain recognized in the same manner as if the non-U.S. holder were a United States person as defined under the Code, except that the branch profits tax will not apply.

Information reporting and backup withholding

We generally must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such non-U.S. holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will not be subject to backup withholding on dividends paid to such non-U.S. holder as long as such non-U.S. holder certifies under penalty of perjury that it is not a United States person as defined under the Code, or otherwise establishes an exemption (and the payor does not have actual knowledge or reason to know that such non-U.S. holder is a United States person as defined under the Code, or that the conditions of any other exemption are not, in fact, satisfied).

Depending on the circumstances, information reporting and backup withholding may apply to the proceeds received by a non-U.S. holder from the disposition of our common stock, unless the non-U.S.

holder certifies under penalty of perjury that it is not a United States person as defined under the Code, or otherwise establishes an exemption (and the payor does not have actual knowledge or reason to know that such non-U.S. holder is a United States person as defined under the Code, or that the conditions of any other exemption are not, in fact, satisfied).

U.S. backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Additional withholding and reporting requirements under FATCA

Subject to certain exceptions, the Foreign Account Tax Compliance Act, or “FATCA,” generally imposes a withholding tax of 30% on dividends paid with respect to our common stock, and the gross proceeds from the disposition of our common stock occurring after December 31, 2018 that are paid, to a “foreign financial institution” (as specifically defined under these rules) (regardless of whether the foreign financial institution holds such common stock for its own account or as an intermediary), unless such institution (i) enters into an agreement with the U.S. government and complies with such agreement or (ii) registers with the IRS and complies with an applicable intergovernmental agreement between the United States and a foreign jurisdiction (an “IGA”) or any foreign law implementing an applicable IGA, in either case to, among other things, collect and provide to the United States or other relevant tax authorities certain information regarding U.S. account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners).

In addition, subject to certain exceptions, FATCA also generally imposes a withholding tax of 30% on dividends paid with respect to our common stock, and the gross proceeds from the disposition of our common stock occurring after December 31, 2018 that are paid, to a “non-financial foreign entity” (as specifically defined under these rules), unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or provides information to the withholding agent identifying the substantial U.S. owners of the entity. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such withholding taxes.

Non-U.S. holders are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on their ownership and disposition of our common stock.

UNDERWRITING (CONFLICTS OF INTEREST)

The Company and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co. is the representative of the underwriters.

Underwriters	Number of Shares
Goldman, Sachs & Co.

Total	9,000,000

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

The underwriters have an option to buy up to an additional 1,350,000 shares from the Company to cover sales by the underwriters of a greater number of shares than the total number set forth in the table above. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by the company. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 1,350,000 additional shares.

Paid by the Company
	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $        per share from the initial public offering price. After the initial offering of the shares, the representative may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The Company and its officers and directors have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 90 days after the date of this prospectus, except with the prior written consent of the representative. This agreement does not apply to any existing employee benefit plans.

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the Company’s stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

The Company may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with those derivatives, the third parties may sell securities covered by this prospectus, including in short sale transactions. If so, the third party may use securities pledged by the Company or borrowed from the Company or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from the Company in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter or will be identified in a post-effective amendment.

We estimate that our share of total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $353,000.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

Because an affiliate of Goldman, Sachs & Co. is a lender under our senior secured revolving credit facility and could receive 5% or more of the net proceeds of this offering due to our repayment of amounts outstanding under our senior secured revolving credit facility using the net proceeds from this offering, it is deemed to have a “conflict of interest” under Rule 5121 of the FINRA rules. Accordingly, this offering is being made in compliance with the requirements of Rule 5121. The appointment of a “qualified independent underwriter” is not required in connection with this offering as a “bona fide public market,” as defined in Rule 5121, exists for our common stock. In accordance with Rule 5121, Goldman, Sachs & Co. will not confirm sales to any account over which it exercises discretionary authority without the specific written approval of the transaction from the account holder. Please read “Use of Proceeds.”

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of our common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of our common stock may be made at any time under the following exemptions under the Prospectus Directive:

•	To any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	To fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representative for any such offer; or

•	In any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer or shares of our common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to public” in relation to our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and our common stock to be offered so as to enable an investor to decide to purchase our common stock, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended), including by Directive 2010/73/EU and includes any relevant implementing measure in the Relevant Member State.

This European Economic Area selling restriction is in addition to any other selling restrictions set out below.

United Kingdom

In the United Kingdom, this prospectus is only addressed to and directed as qualified investors who are (i) investment professionals falling within Article 19(5) of the Financial Services and Markets

Act 2000 (Financial Promotion) Order 2005 (the “Order”); or (ii) high net worth entities and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). Any investment or investment activity to which this prospectus relates is available only to relevant persons and will only be engaged with relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this offering memorandum (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”)

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

LEGAL MATTERS

The validity of the common stock and certain other legal matters will be passed upon for us by Norton Rose Fulbright US LLP, San Antonio, Texas. Certain legal matters in connection with the common stock will be passed upon for the underwriters by Baker Botts L.L.P., Houston, Texas.

EXPERTS

The consolidated financial statements of Pioneer Energy Services Corp. as of December 31, 2015 and 2014, and for each of the years in the three-year period ended December 31, 2015, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2015 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2015 financial statements refers to a change in the method of accounting for classification of deferred tax assets and liabilities.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy and information statements with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. The SEC also maintains an Internet site (www.sec.gov) that contains the reports, proxy and information statements that we file electronically with the SEC. Our reports and proxy and information statements are also available through our Internet site at www.pioneeres.com. The information contained in this website is not part of this prospectus supplement and the accompanying prospectus. Our common stock is listed on the New York Stock Exchange under the symbol “PES.”

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we have filed with the SEC, which means that we can disclose important information to you without actually including the specific information in this prospectus supplement by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus supplement the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, until the applicable offering under this prospectus supplement is terminated, in each case other than information furnished to the SEC under Items 2.02 or 7.01 of Form 8-K, which is not deemed filed under the Exchange Act and is not incorporated in this prospectus supplement:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on February 17, 2016;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2016, June 30, 2016 and September 30, 2016 filed with the SEC on April 29, 2016, July 28, 2016 and November 1, 2016, respectively;

•	the portions of our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 18, 2016, that are incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015;

•	our Current Reports on Form 8-K, filed with the SEC on May 5, 2016, May 24, 2016, and July 1, 2016; and

•	the description of our common stock contained in our registration statement on Form 8-A (Registration No. 001-08182), filed with the SEC on June 25, 2012, including any amendment or report filed for the purpose of updating such description.

Any statement contained in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We will provide without charge to each person, including any beneficial owner to whom this prospectus is delivered, upon written or oral request, a copy of any document incorporated by reference in this prospectus, other than exhibits to any such document not specifically described above. Requests for such documents should be directed to:

Pioneer Energy Services Corp.

1250 N.E. Loop 410, Suite 1000

San Antonio, Texas 78209

(855) 884-0575

Attention: Carlos R. Peña

Prospectus

$300,000,000

PIONEER ENERGY SERVICES CORP.

Debt Securities

Common Stock

Preferred Stock

Depositary Shares

Warrants

Purchase Contracts

Units

We may from time to time offer to sell together or separately in one or more offerings:

(1)	Debt Securities, in one or more series, which may be senior debt securities or subordinated debt securities, and convertible or exchangeable for preferred stock or common stock;

(2)	Common Stock, par value $0.10 per share;

(3)	Preferred Stock, par value $1.00 per share, in one or more series, which may be convertible into or exchangeable for debt securities or common stock;

(4)	Depositary Shares representing an interest in a fractional share or multiple shares of our preferred stock;

(5)	Warrants to purchase common stock, preferred stock, debt securities and/or depositary shares;

(6)	Purchase Contracts; and

(7)	Units that include any of the above securities.

This prospectus provides a general description of the securities we may offer. Supplements to this prospectus will provide the specific terms of the securities that we actually offer, including the offering prices. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement that contains a description of those securities. You should read this prospectus, together with any prospectus supplements and information incorporated by reference in this prospectus and any prospectus supplements, carefully before you decide to invest.

Our common stock, par value $0.10 per share, is listed on the New York Stock Exchange and trades under the ticker symbol “PES.” Each prospectus supplement will indicate whether the securities offered thereby will be listed on any securities exchange.

These securities may be sold directly by us, to or through underwriters or dealers, through agents designated from time to time, through a combination of these methods, or through any other method permitted by law on a continuous or delayed basis. If any agents, underwriters or dealers are involved in the sale of any securities in respect of which this prospectus is being delivered, we will disclose their names and the nature of our arrangement with them in a prospectus supplement. The net proceeds we expect to receive from any such sale will also be included in a prospectus supplement.

Investing in our securities involves risks. You should carefully consider the risk factors beginning on page 6 of this prospectus and in the applicable prospectus supplement before you make an investment in our securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is May 26, 2015.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $300,000,000. This prospectus provides you with a general description of the securities we may offer, which is not meant to be a complete description of each security. Each time we sell securities under this shelf registration, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus or in the documents that we have incorporated by reference into this prospectus. If there is an inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information contained in the prospectus supplement.

You should read the prospectus and any applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information,” before investing in any of the securities being offered. THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE A SALE OF SECURITIES UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

You should rely only on the information contained or incorporated by reference in this prospectus and any supplement to this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”

You should not assume that the information in this prospectus and any prospectus supplement is accurate as of any date other than the date of the document containing the information. Our business, financial condition, results of operations and prospects may have changed since then.

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “we,” “us,” “our,” and “Company” mean Pioneer Energy Services Corp.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities being offered under this prospectus. This prospectus, which forms part of the registration statement, does not contain all of the information in the registration statement. We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the SEC. For further information regarding the Company and our securities, please see the registration statement and our other filings with the SEC, including our annual, quarterly, and current reports and proxy statements, which you may read and copy at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information about the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our public filings with the SEC are also available to the public on the SEC’s Internet website at http://www.sec.gov. Our Internet website address is www. pioneeres.com. Information on our website is not incorporated into this prospectus or our other securities filings and is not a part of these filings.

We furnish holders of our common stock with annual reports containing audited financial statements prepared in accordance with U.S. generally accepted accounting principles following the end of each fiscal year. We file reports and other information with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended.

Descriptions in this prospectus of documents are intended to be summaries of the material, relevant portions of those documents, but may not be complete descriptions of those documents. For complete copies of those documents, please refer to the exhibits to the registration statement and other documents filed by us with the SEC.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we have filed with the SEC, which means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that we file later with the SEC will automatically update and supersede this information. Therefore, before you decide to invest in a particular offering under this shelf registration, you should always check for reports we may have filed with the SEC after the date of this prospectus. We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, until the offerings hereunder are terminated, in each case other than information furnished to the SEC under Item 2.02 or 7.01 of Form 8-K and which is not deemed filed under the Securities Exchange Act of 1934, as amended, and is not incorporated in this prospectus:

(1)	our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on February 17, 2015;

(2)	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015, filed with the SEC on April 30, 2015;

(3)	the portions of our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 20, 2015, that are incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014;

(4)	our Current Reports on Form 8-K, filed with the SEC on March 5, 2015; and

(5)	the description of our common stock contained in our registration statement on Form 8-A (Registration No. 001-08182), filed with the SEC on June 25, 2012, including any amendment or report filed for the purpose of updating such description.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person, including any beneficial owner to whom this prospectus is delivered, upon written or oral request, a copy of any document or all of the documents incorporated by reference in this prospectus, other than exhibits to any such documents that are not specifically incorporated by reference into such documents. Requests for such documents should be directed to:

Pioneer Energy Services Corp.

1250 N.E. Loop 410, Suite 1000

San Antonio, Texas 78209

(855) 884-0575

Attention: Carlos R. Peña

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated in this prospectus by reference include forward-looking statements within the meaning of sections 27A of the Securities Act and 21E of the Exchange Act. These statements may include projections and estimates concerning the timing and success of specific projects and our future backlog, revenues, income and capital spending. Forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “plan,” “intend,” “seek,” “will,” “should,” “goal” or other words that convey the uncertainty of future events or outcomes.

These forward-looking statements are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following:

•	general economic and business conditions and industry trends;

•	levels and volatility of oil and gas prices;

•	the continued demand for drilling services or production services in the geographic areas where we operate;

•	decisions about exploration and development projects to be made by oil and gas exploration and production companies;

•	the highly competitive nature of our business;

•	technological advancements and trends in our industry, and improvements in our competitors’ equipment;

•	the loss of one or more of our major clients or a decrease in their demand for our services;

•	future compliance with covenants under our senior secured revolving credit facility and our senior notes;

•	operating hazards inherent in our operations;

•	the supply of marketable drilling rigs, well servicing rigs, coiled tubing and wireline units within the industry;

•	the continued availability of drilling rig, well servicing rig, coiled tubing and wireline unit components;

•	the continued availability of qualified personnel;

•	the success or failure of our acquisition strategy, including our ability to finance acquisitions, manage growth and effectively integrate acquisitions;

•	the political, economic, regulatory and other uncertainties encountered by our operations, and

•	changes in, or our failure or inability to comply with, governmental regulations, including those relating to the environment.

Additionally, when considering forward-looking statements you should keep in mind the risk factors and cautionary statements described (i) under the caption “Risk Factors” on page 6 of this prospectus and (ii) in our most recent annual report on Form 10-K and quarterly reports on Form 10-Q.

Because forward-looking statements are subject to risks, contingencies and uncertainties, actual results may differ materially from those expressed or implied by the forward-looking statements. You are cautioned not to place undue reliance on such statements which speak only as of the date on which they are made. Unless otherwise required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional risk factors may be included in a prospectus supplement relating to a particular offering of securities.

ABOUT PIONEER ENERGY SERVICES CORP.

Pioneer Energy Services Corp. (formerly called “Pioneer Drilling Company”) provides drilling services and production services to a diverse group of independent and large oil and gas exploration and production companies throughout much of the onshore oil and gas producing regions of the United States and internationally in Colombia. We also provide coiled tubing and wireline services offshore in the Gulf of Mexico. The Company was incorporated under the laws of the State of Texas in 1979 as the successor to a business that had been operating since 1968. Since September 1999, we have significantly expanded our drilling rig fleet through acquisitions and through the construction of rigs from new and used components. In March 2008, we acquired two production services companies which significantly expanded our service offerings to include well servicing and wireline services. Through these purchases, we also acquired fishing and rental services operations, which were subsequently sold on September 17, 2014. We also acquired a coiled tubing services business at the end of 2011, to expand our existing production services offerings. We have continued to invest in the growth of all our core service offerings through acquisitions and organic growth.

Pioneer Energy Services’ corporate office is located at 1250 N.E. Loop 410, Suite 1000, San Antonio, Texas 78209. Our phone number is (855) 884-0575 and our website address is www.pioneeres.com. Information contained on our website does not constitute part of this prospectus or any prospectus supplement.

RISK FACTORS

Investing in our securities involves risk. Before you decide whether to purchase any of our securities, in addition to the other information, documents or reports included or incorporated by reference into this prospectus and any prospectus supplement, you should carefully consider the risk factors in the section entitled “Risk Factors” in any prospectus supplement as well as in our most recent Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q filed subsequent to the Annual Report on Form 10-K, which are incorporated by reference into this prospectus and any prospectus supplement in their entirety, as the same may be amended, supplemented or superseded from time to time by our filings under the Securities Exchange Act of 1934, as amended. For more information, see the section entitled “Where You Can Find More Information.” These risks could materially and adversely affect our business, operating results, cash flows and financial condition and could result in a partial or complete loss of your investment.

USE OF PROCEEDS

Unless we inform you otherwise in an applicable prospectus supplement or other offering materials, we intend to use the net proceeds from the sales of the securities for general corporate purposes, which may include capital expenditures, working capital, acquisitions, repayment or refinancing of indebtedness, investments in our subsidiaries, or repurchasing or redeeming our securities. We may invest funds not required immediately for such purposes in marketable securities and short-term investments.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated on a consolidated basis. You should read these ratios of earnings to fixed charges in connection with our consolidated financial statements, including the notes to those statements, incorporated by reference into this prospectus.

	Years Ended December 31,								Three Months Ended March 31,
	2010		2011	2012	2013		2014		2015
Ratio of earnings to fixed charges	—	(1)	1.6x	1.7x	—	(2)	—	(3)	—	(4)

(1)	For the year ended December 31, 2010, income was insufficient to cover fixed charges by $48,105,000.
(2)	For the year ended December 31, 2013, income was insufficient to cover fixed charges by $56,721,000.
(3)	For the year ended December 31, 2014, income was insufficient to cover fixed charges by $50,027,000.
(4)	For the three months ended March 31, 2015, income was insufficient to cover fixed charges by $17,159,000.

We have computed the ratio of earnings to fixed charges for each period in the table above on a consolidated basis by dividing earnings by fixed charges. For this purpose, earnings consist of income (loss) before income taxes plus fixed charges less capitalized interest. Fixed charges consist of interest expense, capitalized interest, amortization of debt financing costs, loss on extinguishment of debt and an estimate of the interest component of rental expense. We have determined that 30% of our rental expense represents a reasonable approximation of the interest portion of rental expense.

We did not have any preferred stock outstanding and there were no preferred stock dividends paid or accrued during the periods presented above.

THE SECURITIES WE MAY OFFER

The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize certain material terms and provisions of the various types of securities that we may offer. The particular material terms of the securities offered by a prospectus supplement will be described in that prospectus supplement. Any prospectus supplement may add, update or change the information contained in this prospectus. The prospectus supplement will also contain information, where applicable, about material U.S. Federal income tax considerations relating to the offered securities, and the securities exchange, if any, on which the offered securities will be listed. The descriptions herein and in the applicable prospectus supplement do not contain all of the information that you may find useful or that may be important to you. You should refer to the provisions of the actual documents whose terms are summarized herein and in the applicable prospectus supplement, because those documents, and not the summaries, define your rights as holders of the relevant securities. For more information, please review the forms of these documents, which are or will be filed with the SEC and will be available as described under the heading “Where You Can Find More Information” above.

To the extent the information contained in the prospectus supplement differs from the summaries provided in this prospectus, you should rely on the information in the prospectus supplement.

We may from time to time offer to sell together or separately in one or more offerings:

(1)	Debt Securities, in one or more series, which may be senior debt securities or subordinated debt securities, and convertible or exchangeable for preferred stock or common stock;

(2)	Common Stock, par value $0.10 per share;

(3)	Preferred Stock, par value $1.00 per share, in one or more series, which may be convertible into or exchangeable for debt securities or common stock;

(4)	Depositary Shares representing an interest in a fractional share or multiple shares of our preferred stock;

(5)	Warrants to purchase common stock, preferred stock, debt securities and/or depositary shares;

(6)	Purchase Contracts; and

(7)	Units that include any of the above securities.

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms and provisions of our debt securities that we may offer from time to time in one or more series. When we offer to sell a particular series of debt securities, we will provide the specific terms of the series in a prospectus supplement, which may provide information that is different from this prospectus. Accordingly, for a description of the terms of any series of debt securities, you must refer to this prospectus, the prospectus supplement relating to that series and the related indenture. To the extent the information contained in the prospectus supplement differs from this summary description, you should rely on the information in the applicable prospectus supplement and applicable indenture.

The debt securities will either be our senior debt securities or our subordinated debt securities. The senior debt securities and the subordinated debt securities will be issued under separate indentures between us and a Trustee. Senior debt securities will be issued under a “senior indenture” and subordinated debt securities will be issued under a “subordinated indenture.” Together, the senior indenture and the subordinated indenture are called the “indentures.” The indentures may be supplemented by supplemental indentures, the material provisions of which will be described in a prospectus supplement.

We have summarized selected provisions of the indentures and the debt securities below. We have included references to articles or section numbers of the applicable indenture so that you can easily locate these provisions. You should read the indentures for more details regarding the provisions we described below and for other provisions that may be important to you. We have filed the forms of the indentures with the SEC as exhibits to the registration statement of which this prospectus is a part, and we will include the applicable final indenture and any other instrument establishing the terms of the debt securities we offer as exhibits to a filing we will make with the SEC in connection with that offering. The indentures will be subject to and governed by certain provisions of the Trust Indenture Act of 1939, and we refer you to the indentures and the Trust Indenture Act for a statement of such provisions. Capitalized terms used in the below summary have the meanings specified in the indentures.

General

The debt securities may be senior or subordinated and may be convertible or exchangeable into shares of our common stock or preferred stock, as well as secured or unsecured. The indentures do not limit the amount of debt securities that we may issue and permit us to issue debt securities from time to time. The prospectus supplement relating to a particular series of debt securities will describe the specific terms of those debt securities and the indenture, which may include, without limitation, one or more of the following:

(1)	the designation, aggregate principal amount and authorized denominations of the debt securities;

(2)	whether the debt securities are senior debt securities or subordinated debt securities and, if subordinated debt securities, the related subordination terms;

(3)	whether the debt securities will be secured or unsecured and the terms of any securities agreement or arrangement;

(4)	any limit on the aggregate principal amount of the debt securities;

(5)	the dates on which the principal of the debt securities will be payable;

(6)	the interest rate that the debt securities will bear and the Interest Payment Dates for the debt securities;

(7)	the places where payments on the debt securities will be payable;

(8)	any terms upon which the debt securities may be redeemed, in whole or in part, at our option or at the option of the holders of the debt securities and the other detailed terms and provisions of such optional redemption;

(9)	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

(10)	the portion of the principal amount, if less than all, of the debt securities that will be payable upon declaration of acceleration of the Maturity of the debt securities;

(11)	whether the debt securities are defeasible;

(12)	any addition to or change in the Events of Default;

(13)	whether the debt securities are convertible or exchangeable into our capital stock and, if so, the terms and conditions upon which conversion or exchange will be effected;

(14)	any addition to or change in the covenants in the indenture applicable to the debt securities; and

(15)	any other terms of the debt securities not inconsistent with the provisions of the applicable indenture (Section 3.01).

Debt securities, including Original Issue Discount Securities, may be sold at a substantial discount below their principal amount. Special United States federal income tax considerations applicable to debt securities sold at an original issue discount may be described in the applicable prospectus supplement. In addition, special United States federal income tax or other considerations applicable to any debt securities that are denominated in a currency or currency unit other than United States dollars may be described in the applicable prospectus supplement.

Senior Debt Securities

The senior debt securities may be secured or unsecured and will constitute senior indebtedness, in each case as defined in the applicable supplemental indenture, ranking on parity will all of our other subordinated indebtedness.

Subordination of Subordinated Debt Securities

The indebtedness evidenced by the subordinated debt securities will, to the extent set forth in the subordinated indenture with respect to each series of subordinated debt securities, be subordinate in right of payment to the prior payment of all of our senior debt, including the senior debt securities, and it may also be senior in right of payment to all of our subordinated debt (Article 14 of the subordinated indenture). The prospectus supplement relating to any subordinated debt securities will summarize the subordination provisions of the subordinated indenture applicable to that series including:

(1)	the applicability and effect of the subordination provisions upon any payment or distribution respecting that series following any liquidation, dissolution or other winding-up, or any assignment for the benefit of creditors or other marshaling of assets or any bankruptcy, insolvency or similar proceedings;

(2)	the applicability and effect of the subordination provisions in the event of specified defaults with respect to any senior debt, including the circumstances under which and the periods in which we will be prohibited from making payments on the subordinated debt securities; and

(3)	the definition of senior debt applicable to the subordinated debt securities of that series and, if the series is issued on a senior subordinated basis, the definition of subordinated debt applicable to that series.

The prospectus supplement will also describe as of a recent date the approximate amount of senior debt to which the subordinated debt securities of that series will be subordinated.

The failure to make payment on any of the subordinated debt securities by reason of the subordination provisions of the subordinated indenture described in the prospectus supplement will not be construed as preventing the occurrence of an Event of Default with respect to the subordinated debt securities arising from any such failure to make payment.

The subordination provisions described above will not be applicable to payments in respect of the subordinated debt securities from a defeasance trust established in connection with any defeasance or covenant defeasance of the subordinated debt securities as described under “— Defeasance and Covenant Defeasance.”

Form, Exchange and Transfer

The debt securities of each series will be issuable in fully registered form, without coupons, and, unless otherwise specified in the applicable prospectus supplement, only in denominations of $1,000 and integral multiples thereof (Section 3.02).

At the option of the holder, subject to the terms of the applicable indenture and the limitations applicable to any Global Securities, debt securities of each series may be exchangeable for other debt securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount (Section 3.05).

Subject to the terms of the applicable indenture and the limitations applicable to any Global Securities, debt securities may be presented for exchange as provided above or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed, at the office of the Security Registrar or at the office of any transfer agent designated by us for such purpose. No service charge will be made for any registration of transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in that connection. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The Security Registrar and any other transfer agent initially designated by us for any debt securities will be named in the applicable prospectus supplement (Section 3.05). We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each Place of Payment for the debt securities of each series (Section 10.02).

If the debt securities of any series, or of any series and specified tenor, are to be redeemed in part, we will not be required to (1) issue, register the transfer of or exchange any debt securities of that series, or of that series and specified tenor as the case may be, during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such debt securities that may be selected for redemption and ending at the close of business on the day of such mailing or (2) register the transfer of or exchange any debt security so selected for redemption, in whole or in part, except the unredeemed portion of any such debt security being redeemed in part (Section 3.05).

Modification and Waiver

We and the Trustee may, without the consent of the holders of the debt securities, enter into one or more supplemental indentures for, among other things, any of the following purposes:

(1)	to evidence the succession of another person to us, and the assumption by such successor of our obligations under the applicable indenture and the debt securities;

(2)	to add covenants by us, or to surrender any of our rights conferred by the applicable indenture, for the benefit of the holders of the debt securities of any and all series;

(3)	to add Events of Default for the benefit of the holders of the debt securities of any and all series;

(4)	to establish the form or terms of any series of the debt securities;

(5)	to evidence and provide for the acceptance of any successor Trustee with respect to one or more series of the debt securities and to add or change any of the provisions of the applicable indenture to provide for or facilitate the administration of the trusts thereunder by more than one Trustee pursuant to the requirements of the applicable indenture;

(6)	to add to, change or eliminate any of the provisions of the applicable indenture; provided that any such addition, change or elimination shall (a) neither (i) apply to any debt security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (ii) modify the rights of the holders of any such debt security with respect to such provision, or (b) become effective only when there is no such debt security Outstanding;

(7)	to cure any ambiguity, defect or inconsistency in, or make any other provision with respect to questions arising under, the applicable indenture; provided that such action does not adversely affect the interests of the holders of the debt securities thereunder in any material respect;

(8)	to supplement any provisions of the applicable indenture necessary to permit or facilitate the defeasance and discharge of any series of the debt securities; provided that such action does not adversely affect the interests of the holders of the debt securities thereunder; or

(9)	to comply with the rules or regulations of any securities exchange or automated quotation system on which any of the debt securities may be listed or traded (Section 9.01).

In addition, with the consent of the holders of not less than a majority in aggregate principal amount of the Outstanding debt securities of each series affected, we and the Trustee may enter into one or more supplemental indentures for the purpose of adding any provisions to, or changing or eliminating any provisions of, the applicable indenture, or modifying in any manner the rights of the holders of the debt securities of any series under the applicable indenture; provided, however, that no such supplemental indenture shall, without the consent of the holders of each Outstanding debt security affected thereby:

(1)	change the Stated Maturity of the principal of, or any installment of principal of or interest on, any debt security;

(2)	reduce the principal amount of, or any premium payable upon redemption of or rate of interest on, any debt security;

(3)	reduce the amount of principal of an Original Issue Discount Security or any other debt security payable upon acceleration of the Maturity thereof;

(4)	change our obligation to maintain an office or agency for payment of any debt securities or the currency in which any debt security is payable;

(5)	impair the right to institute suit for the enforcement of any payment due on or after the Stated Maturity of, or the redemption date of, the debt security, or alter the method of computation of interest;

(6)	reduce the percentage in principal amount of Outstanding debt securities of any series that must consent to a supplemental indenture or any waiver provided for in the applicable indenture;

(7)	with certain exceptions, modify any of the provisions of the applicable indenture relating to (a) the execution of supplemental indentures with the consent of the holders of the debt securities and (b) waivers of past defaults and covenants by holders of the debt securities; or

(8)	in the case of a series of subordinated debt securities, modify any of the applicable subordination provisions in a manner adverse to the holders of the subordinated debt securities or any Outstanding senior debt securities (Section 9.02).

The Holders of a majority in principal amount of the Outstanding debt securities of any series may waive compliance by us with certain restrictive provisions of the applicable indenture (Section 10.06). The holders of a majority in principal amount of the Outstanding debt securities of any series may waive any past default under the applicable indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the indenture which cannot be amended without the consent of the holder of each Outstanding debt security of such series (Section 5.13).

Each of the indentures provides that in determining whether the holders of the requisite principal amount of the Outstanding debt securities have given, made or taken any request, demand, authorization, direction, notice, consent, waiver or other action under the applicable indenture as of any date:

(1)	the principal amount of an Original Issue Discount Security that will be deemed to be Outstanding will be the amount of the principal that would be due and payable as of such date upon acceleration of the maturity to such date;

(2)	if, as of such date, the principal amount payable at the Stated Maturity of a debt security is not determinable, the principal amount of such debt security deemed to be Outstanding as of such date will be the amount determined in the manner prescribed for such debt security;

(3)	the principal amount of a debt security denominated in one or more foreign currencies or currency units that will be deemed to be Outstanding will be the U.S. dollar equivalent, determined as of such date in the manner prescribed for such debt security, of the principal amount of such debt security (or, in the case of a debt security described in Clause (1) or (2) above, of the amount determined in such Clause); and

(4)	certain debt securities, including those owned by us or any of our Affiliates, will not be deemed to be Outstanding (Section 1.01)

Except in certain limited circumstances, we will be entitled to set any day as a record date for the purpose of determining the holders of Outstanding debt securities of any series entitled to give, make or take any request, demand, authorization, direction, notice, consent, waiver or other action under the applicable indenture, in the manner and subject to the limitations provided in the applicable indenture. In certain limited circumstances, the Trustee will be entitled to set a record date for action by the holders. If a record date is set for any action to be taken by the holders of a particular series, only persons who are holders of Outstanding debt securities of that series on the record date may take such action. To be effective, such action must be taken by the holders of the requisite principal amount of such debt securities within a specified period following the record date. For any particular record date, this period will be 180 days or such other period as may be specified by us (or the Trustee, if it set the record date), and may be shortened or lengthened (but not beyond 180 days) from time to time (Section 1.04).

Events of Default

Except as otherwise set forth in any prospectus supplement relating to any debt securities, an Event of Default with respect to the debt securities of any series is defined in the indentures as:

(1)	default in the payment of any interest upon any of the debt securities of such series as and when the same shall become due and payable, and continuance of such default for a period of 30 days; or

(2)	default in the payment of principal of or any premium on the debt securities of such series at its maturity; or

(3)	default in the deposit of any sinking fund payment, when and as due by the terms of the debt securities of such series; or

(4)	default in the performance, or breach, of any of our covenants set forth in the applicable indenture (other than a default included in the indenture solely for the benefit of a series other than that series) and continuance of such default or breach for a period of 90 days after due notice by the Trustee or by the holders of at least 25% in principal amount of the Outstanding debt securities of that series; or

(5)	certain events of bankruptcy, insolvency or reorganization affecting us (Section 5.01).

Any additions, deletions or other changes to the Events of Default which will apply to a series of debt securities will be described in the prospectus supplement relating to such debt securities.

If an Event of Default (other than an Event of Default with respect to us described in Clause (5) above) with respect to the debt securities of any series at the time Outstanding occurs and is continuing, then in every such case the Trustee or the holders of not less than 25% in principal amount of the Outstanding debt securities of that series by notice as provided in the applicable indenture may declare the principal amount of all the debt securities of that series (or, if the debt securities of that series are Original Issue Discount Securities, such portion of the principal amount of such debt securities as may be specified by the terms thereof) to be due and payable immediately. If an Event of Default with respect to us described in Clause (5) above with respect to the debt securities of that series at the time Outstanding occurs, the principal amount of all the debt securities of that series (or, if the debt securities of that series are Original Issue Discount Securities, such portion of the principal amount of such debt securities as may be specified by the terms thereof) will automatically, and without any declaration or other action on the part of the Trustee or any holder, become immediately due and payable. At any time after such a declaration of acceleration with respect to the debt securities of any series has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in principal amount of the Outstanding debt securities of that series may, under certain circumstances, rescind and annul such declaration (Section 5.02).

Subject to the provisions of the indentures relating to the duties of the Trustees in case an Event of Default has occurred and is continuing, each Trustee will be under no obligation to exercise any of its rights or powers under the applicable indenture at the request or direction of any of the holders, unless such holders have offered to such Trustee reasonable indemnity (Section 6.03). Subject to such provisions for the indemnification of the Trustees, the holders of a majority in principal amount of the Outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the debt securities of that series; provided that such direction does not conflict with any rule of law or the applicable indenture and subject to certain other limitations (Section 5.12).

No holder of any debt security of any series will have any right to institute any proceeding with respect to the applicable indenture, or for the appointment of a receiver or a Trustee, or for any remedy thereunder, unless:

(1)	such holder has previously given the Trustee under the applicable indenture written notice of a continuing Event of Default with respect to the debt securities of that series;

(2)	the holders of at least 25% in principal amount of the Outstanding debt securities of that series have made written request to the Trustee to institute proceedings as Trustee;

(3)	such holder or holders have offered, and if requested, provided to the Trustee reasonable indemnity;

(4)	the Trustee for 60 days after its receipt of such request has failed to institute such proceeding; and

(5)	the Trustee has not received during such 60-day period directions inconsistent with such request from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series (Section 5.07).

However, such limitations do not apply to a suit instituted by a holder of a debt security for the enforcement of payment of the principal of and any premium and interest on such debt security on or after the applicable due date specified in such debt security (Section 5.08).

We are required to furnish to each Trustee annually a statement by certain of our officers as to whether or not we, to their best knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the applicable indenture and, if so, specifying all such known defaults and the nature and status thereof (Section 10.04).

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security on any Interest Payment Date will be made to the person in whose name such debt security (or one or more predecessor debt securities) is registered at the close of business on the Regular Record Date for such interest (Section 3.07).

Unless otherwise indicated in the applicable prospectus supplement, principal of and any premium and interest on the debt securities of a particular series will be payable at the office of the Paying Agent or Paying Agents as we may designate for such purpose from time to time, except that at our option payment of any interest on debt securities in certificated form may be made by check mailed to the address of the person entitled thereto as such address appears in the debt securities’ register. Unless otherwise indicated in the applicable prospectus supplement, the Corporate Trust Office of the Trustee under the senior indenture in the City of New York will be designated as sole Paying Agent for payments with respect to senior debt securities of each series, and the corporate trust office of the Trustee under the subordinated indenture in the City of New York will be designated as the sole Paying Agent for payment with respect to subordinated debt securities of each series. Any other Paying Agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that we will be required to maintain a Paying Agent in each place of payment for the debt securities of a particular series (Section 10.02).

All money paid by us to a Paying Agent for the payment of the principal of or any premium or interest on any debt security that remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of such debt security thereafter may look only to us for payment (Section 10.03).

Consolidation, Merger, Conveyance, Transfer or Lease

Unless otherwise specified in the prospectus supplement, we may not consolidate with or merge into any other person, or convey, transfer or lease (as lessor) all or substantially all of our property and assets to another person, unless:

(1)	(i) in the case of a merger, we are the surviving entity, or (ii) the person formed by such consolidation, or into which we are merged, or the person which acquires by conveyance or transfer, or which leases, our properties and assets is a domestic corporation or partnership and expressly assumes the due and punctual payment of the principal of and any premium and interest on all debt securities and the performance of every covenant applicable to be performed by us;

(2)	immediately after giving effect to such transaction, no Event of Default shall exist and no event which after notice or lapse of time or both, would become an Event of Default; and

(3)	we deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture complies with the foregoing provisions relating to such transaction

The successor person (if not us) will be substituted for us under the applicable indenture with the same effect as if it had been the original party to such indenture, and, except in the case of a lease, we will be relieved from any further obligations under such indenture and the debt securities (Section 8.01).

Satisfaction and Discharge

Each indenture will be discharged and will cease to be of further effect as to all Outstanding debt securities of any series issued thereunder (except for certain surviving rights and obligations expressly provided for), when:

(1)	either:

(a)	all Outstanding debt securities of that series that have been authenticated (except lost, stolen or destroyed debt securities that have been replaced or paid and debt securities for whose payment money has theretofore been deposited in trust and thereafter repaid to us) have been delivered to the Trustee for cancellation; or

(b)	all Outstanding debt securities of that series that have not been delivered to the Trustee for cancellation have become due and payable or will become due and payable at their Stated Maturity within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee, and in any case we have deposited with the Trustee as trust funds in an amount sufficient to pay the entire indebtedness of such debt securities not delivered to the Trustee for cancellation, for principal, premium, if any, and interest to the date of deposit or to the Stated Maturity or Redemption Date, as the case may be;

(2)	we have paid or caused to be paid all other sums payable by us under the applicable indenture with respect to the debt securities of that series; and

(3)	we have delivered an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to the satisfaction and discharge of the applicable indenture with respect to the debt securities of that series have been complied with (Section 4.01).

Defeasance and Covenant Defeasance

If the provisions in the applicable indenture relating to defeasance and covenant defeasance are made applicable to the debt securities of any series, we may elect either:

(1)	defeasance, which means we elect to defease and be discharged from any and all obligations with respect to the debt securities, except for the obligations to register the transfer or exchange of the debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of the debt securities and to hold moneys for payment in trust (Section 13.02); or

(2)	covenant defeasance, which means we elect to be released from our obligations with respect to the debt securities under specified sections of the applicable indenture relating to covenants, as described in the applicable prospectus supplement and any omission to comply with our obligations will not constitute an Event of Default with respect to the debt securities (Section 13.03);

in either case upon the irrevocable deposit by us with the applicable Trustee, in trust, of an amount, in currency or currencies or U.S. Government Obligations, or both, sufficient without reinvestment to make scheduled payments of the principal of, and premium, if any, and interest on the debt securities, when due, whether at maturity, upon redemption or otherwise, and any mandatory sinking fund or analogous payments (Section 13.04).

A trust will only be permitted to be established if, among other things:

(1)	we have delivered to the applicable Trustee an Opinion of Counsel, as specified in the applicable indenture, to the effect that the holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of the deposit, defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the deposit, defeasance or covenant defeasance had not occurred, and the Opinion of Counsel, in the case of defeasance, will be required to refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable U.S. Federal income tax law occurring after the date of the applicable indenture;

(2)	no Event of Default or any event which after notice or lapse of time or both would be an Event of Default has occurred and be continuing at the time of such deposit;

(3)	the deposit will not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which we are a party or by which we are bound;

(4)	certain other provisions set forth in the applicable indenture are met; and

(5)	we will have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance or covenant defeasance have been complied with (Section 13.04).

In general, if we elect covenant defeasance with respect to any debt securities and payments on those debt securities are declared due and payable because of the occurrence of an Event of Default, the amount of money and U.S. Government Obligations on deposit with the applicable Trustee would be sufficient to pay amounts due on those debt securities at the time of their Stated Maturity, but may not be sufficient to pay amounts due on those debt securities at the time of the acceleration resulting from the Event of Default. In that case, we would remain liable to make payment of the amounts due on the debt securities at the time of acceleration.

The applicable prospectus supplement may further describe the provisions, if any, permitting defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

Governing Law

The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York (Section 1.12).

DESCRIPTION OF CAPITAL STOCK

This section describes the material provisions of our capital stock. You should read our Restated Articles of Incorporation and Amended and Restated Bylaws (copies of which are filed as exhibits to the registration statement of which this prospectus forms a part), the applicable provisions of the Texas Business Organizations Code, as amended, and the applicable prospectus supplement for additional information about our capital stock. To the extent the information contained in the applicable prospectus supplement differs from this summary description, you should rely on the information in the applicable prospectus supplement.

Authorized and Outstanding Capitalization

As of May 8, 2015, our authorized capital stock consisted of (1) 100,000,000 shares of common stock, par value $0.10 per share, of which 64,413,278 shares were issued and outstanding, and (2) 10,000,000 shares of preferred stock, par value $1.00 per share, of which none were issued and outstanding.

Common Stock

We may issue our common stock from time to time upon such terms and for such consideration as may be determined by our Board of Directors. Generally, the issuance of common stock, up to the aggregate amounts authorized by our Restated Articles of Incorporation, will not require approval of our shareholders.

Voting Rights. Each holder of common stock is entitled to one vote per share for all purposes upon which such holders are entitled to vote. Subject to any voting rights granted to the holders of any preferred stock, directors are elected by a plurality of the votes cast by the holders of common stock entitled to vote in the election of directors; provided, however, that in an uncontested election of directors, any nominee who receives a greater number of votes “withheld” than votes “for” his or her election will resign as a director. The Board of Directors will determine whether to accept, reject, or otherwise act with respect to the tendered resignation. Generally, any other matter (other than the approval of a plan of merger or exchange) to be voted on by our shareholders must be approved by the affirmative vote of the holders of a majority of the shares of common stock entitled to vote on, and that voted for or against or expressly abstained with respect to, the matter, subject to any voting rights granted to holders of any preferred stock. A plan of merger or exchange must be approved by the affirmative vote of two-thirds of the outstanding shares of common stock entitled to vote thereon, subject to any voting rights granted to holders of any preferred stock.

Dividend Rights. Holders of common stock may be paid dividends out of our assets available for such purpose when and if declared by our Board of Directors, subject to any preferential rights of any outstanding shares of preferred stock. We may also pay a share dividend to holders of common stock, subject to any preferential rights of any outstanding shares of preferred stock. Our Revolving Credit Facility and the terms of our Senior Notes impose restrictions on our ability to declare dividends on our common stock.

Liquidation Rights. In the event of our liquidation, dissolution or winding up, after the payment in full of the amounts required to be paid to (or such funds have been otherwise set aside for) the holders of preferred stock, if any, all holders of common stock are entitled to share ratably in any remaining assets available for distribution.

Other Matters. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. Upon consummation of a sale or offering of common stock, such shares of common stock will be validly issued, fully paid and nonassessable. There are no redemption or sinking fund provisions applicable to the common stock.

The rights, powers, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock.

Preferred Stock

As of the date of this prospectus, no shares of preferred stock are outstanding. Our Board of Directors may authorize the issuance of preferred stock in one or more series and may determine the preferences, limitations and relative rights of the shares of any series so established, including, but not limited to, the following:

(1)	the designation of the series;

(2)	the number of shares of the series, which number our Board of Directors may thereafter (except where otherwise provided in the designations for the series) increase or decrease; provided, however, the number of shares of such series may not be decreased below the number of shares within such series that is then outstanding;

(3)	the dividend rate of the series, the dates, terms and other conditions upon which such dividends will be payable, and the relative rights of priority of such dividends to dividends payable on any other class or series of our capital stock;

(4)	whether the dividends will be cumulative, noncumulative or partially cumulative, and if cumulative or partially cumulative, from which date(s) and under what circumstances;

(5)	the redemption rights and prices, if any, for shares of the series;

(6)	the rights of holders of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of us, including the relative rights of priority in that event as to the rights of the holders of any other class or series of our capital stock;

(7)	the terms, amounts and other conditions of any sinking or similar purchase or other fund provided for the purchase or redemption of shares of the series;

(8)	whether the shares of the series will be convertible into or exchangeable for shares of our capital stock or our other securities or of any other corporation or entity, and, if so, the terms and conditions of such conversion or exchange;

(9)	the voting rights, if any, of the holders of the series;

(10)	the restrictions and conditions, if any, on the issuance or reissuance of any additional preferred stock ranking on parity with or prior to shares of the series as to dividends or upon liquidation, dissolution or winding up;

(11)	any other repurchase obligations of us, subject to any limitations of applicable law; and

(12)	any other designations, preferences, limitations or relative rights of the series.

The authorized shares of preferred stock will be available for issuance without further action by our shareholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Upon consummation of a sale or offering of preferred stock, such shares of preferred stock will be validly issued, fully paid and nonassessable.

Anti-Takeover Effects of Texas Law and Our Charter and Bylaws

Certain provisions of the Texas Business Organizations Code, as amended (referred to herein as the “TBOC”), our Restated Articles of Incorporation and our Amended and Restated Bylaws contain certain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Texas Antitakeover Statute

We are a Texas corporation and are subject to Sections 21.601 through 21.607 of the TBOC, known as the “Business Combination Law.” In general, this law prevents us from engaging in a business combination with an affiliated shareholder, or any affiliate or associate of an affiliated shareholder, during the three-year period immediately after the date such person became an affiliated shareholder, unless:

(1)	our Board of Directors approves the business combination or acquisition of shares that causes such person to become an affiliated shareholder before the date such person becomes an affiliated shareholder; or

(2)	not less than six months after the date such person became an affiliated shareholder, the business combination was approved by the affirmative vote of the holders of at least two-thirds of our outstanding voting shares not beneficially owned by the affiliated shareholder or its affiliates or associates at a meeting of shareholders and not by written consent.

An affiliated shareholder is a person that is or was within the preceding three-year period the beneficial owner of 20% or more of our outstanding voting shares. The TBOC defines “business combination” generally as including:

(1)	any merger, share exchange or conversion involving us and the affiliated shareholder;

(2)	a sale, lease, exchange, mortgage, pledge, transfer or other disposition involving an affiliated shareholder:

(a)	having an aggregate value equal to 10% or more of the market value of our assets,

(b)	having an aggregate value equal to 10% or more of the market value of our outstanding voting shares, or

(c)	representing 10% or more of our earning power or net income;

(3)	issuances or transfers of securities by us to an affiliated shareholder, subject to limited exceptions;

(4)	the adoption of plans or agreements relating to our liquidation or dissolution involving an affiliated shareholder;

(5)	reclassifications, recapitalizations, distributions or other transactions that have the effect of increasing an affiliated shareholder’s percentage ownership of our outstanding voting shares; or

(6)	the receipt by an affiliated shareholder of a loan, advance, guarantee, pledge or other financial benefits provided by or through us other than proportionally as one of our shareholders.

The provisions of the Business Combination Law may have the effect of delaying, deferring or preventing a change in control of us.

Restated Articles of Incorporation and Amended and Restated Bylaw Provisions

In addition, certain provisions contained in our Restated Articles of Incorporation and Amended and Restated Bylaws could result in the delay or otherwise discourage transactions involving an actual or potential change in control of us or our management and may limit the ability of our shareholders to remove current management or approve transactions that our shareholders may deem to be in their best interests. These provisions include, among others:

(1)	authorizing the Board of Directors to establish one or more series of preferred stock, the terms of which can be determined by the Board of Directors at the time of issuance;

(2)	dividing the Board of Directors into three classes of directors, with each class serving a staggered three-year term;

(3)	requiring that shareholder action by written consent must be unanimous;

(4)	providing advanced written notice procedures for shareholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board of Directors or a proper committee thereof;

(5)	requiring that special meetings of shareholders may be called only by our Chairman of the Board, Chief Executive Officer, President or Board of Directors, or by the holders of not less than 50% of our outstanding shares entitled to vote at the special meeting;

(6)	allowing our directors to fill vacancies on the Board of Directors as a result of an increase in the number of directors, subject to limited exceptions; and

(7)	prohibiting the removal of a director, except for cause and then only by the affirmative vote of the holders of at least a majority of the votes of our outstanding shares entitled to vote in the election of directors, subject to any removal rights granted to any holders of preferred stock.

Transfer Agent and Registrar

American Stock Transfer & Trust Company, LLC is the transfer agent and registrar of our common stock.

Listing

Our common stock is listed on the New York Stock Exchange and trades under the ticker symbol “PES.”

Liability of Directors; Indemnification

Our Restated Articles of Incorporation provide that a director will not be liable to the Company or its shareholders for monetary damages for an act or omission in such director’s capacity as director, except in the case of (1) breach of such director’s duty of loyalty to the Company or its shareholders, (2) an act or omission not in good faith that constitutes a breach of duty of the director to the Company or any act or omission that involves intentional misconduct or a knowing violation of the law, (3) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office or (4) an act or omission for which the liability of a director is expressly provided for by statute. Our Amended and Restated Bylaws provide that we will indemnify, and advance expenses to, any executive officer or director to the fullest extent permitted by the TBOC.

Under the TBOC, directors and officers are entitled to indemnification against reasonable expenses (including attorneys’ fees) whenever they successfully defend legal proceedings brought against them by reason of the fact that they hold such a position with the Company. In addition, the TBOC permits indemnification for judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses (including attorneys’ fees) actually incurred if it is determined that the person seeking indemnification acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and, with respect to criminal proceedings, he or she had no reasonable cause to believe that his or her conduct was unlawful; provided, that if the person is found liable to the Company or liable on the basis that personal benefit was improperly received by him or her, indemnification is limited to reasonable expenses actually incurred by such person and may not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his or her duty to the Company.

Under an insurance policy maintained by us, our directors and executive officers are insured within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings and certain liabilities which might be imposed as a result of such claims, actions, suits or proceedings, which may be brought against them by reason of being or having been such directors and executive officers. We have also entered into Indemnification Agreements with our directors and executive officers. A form of the Indemnification Agreement is attached as Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on August 8, 2007.

The foregoing discussion of the TBOC and our Restated Articles of Incorporation, Amended and Restated Bylaws and form of Indemnification Agreement is not intended to be exhaustive and is qualified in its entirety by reference to such statute, Restated Articles of Incorporation, Amended and Restated Bylaws and form of Indemnification Agreement.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Contractual Restrictions on Dividends and Stock Repurchases

Our Revolving Credit Facility and the indenture governing the Senior Notes (1) generally prohibit us and any of our restricted subsidiaries from making, paying or declaring any dividend or other distribution (other than dividends or distributions payable solely in the equity interests of the Company, or options, warrants or other rights to purchase such equity interests) on any of our equity interests unless such dividend or distribution is made by a restricted subsidiary to us or any other restricted subsidiaries and (2) generally prohibit payments of any kind or character (whether in cash, securities or other property) to purchase, retire, redeem, convert, exchange or otherwise acquire any of our equity interests, or any options, warrants or other rights to purchase such equity interests unless such payments are made to us or any of our restricted subsidiaries.

DESCRIPTION OF DEPOSITARY SHARES

Set forth below is a description of the general terms and conditions of the depositary shares that may be offered under this prospectus. The specific terms and conditions of the depositary shares will be described in a supplement to this prospectus. Any prospectus supplement may add, update or change the terms and conditions of the depositary shares as described in this prospectus. To the extent the information contained in the applicable prospectus supplement differs from the description set forth below, you should rely on the information in the applicable prospectus supplement, deposit agreement and depositary receipts.

We encourage you to carefully review and consider the complete provisions of the applicable deposit agreement and depositary receipts before investing in our depositary shares.

General

We may elect to offer fractional shares or some multiple of shares of preferred stock, rather than offer whole shares of preferred stock. If we choose to do this, we will issue receipts for depositary shares. Each depositary share will represent a fraction or some multiple of a share of a particular series of preferred stock.

The shares of any series of preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company, which we will select. The bank or trust company must have its principal office in the United States and a combined capital and surplus of at least $500,000,000. The prospectus supplement relating to a series of depositary shares will state the name and address of the depositary. Unless otherwise provided by the deposit agreement, each owner of depositary shares will be entitled, in proportion to the applicable fraction or multiple of a share of preferred stock underlying the depositary shares, to all the rights and preferences of the preferred stock underlying the depositary shares including dividend, voting, redemption, conversion and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional interest in or multiple of shares of the related series of preferred stock in accordance with the terms of the offering described in the related prospectus supplement.

Dividends and other Distributions

The depositary will distribute all cash dividends or other cash distributions received with respect to preferred stock to the record holders of depositary shares relating to the preferred stock in proportion to the numbers of the depositary shares owned by the holders on the relevant record date. However, the depositary will distribute only an amount that can be distributed without attributing to any holder of depositary shares a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary shares.

If there is a non-cash distribution, the depositary will distribute property received by it to the record holders of depositary shares entitled to it, unless the depositary determines that it is not feasible to make the distribution. If this happens, the depositary may, with our approval, sell the property and distribute the net sale proceeds to the holders.

Redemption of Depositary Shares

If a series of the preferred stock underlying the depositary shares is redeemed in whole or in part, the depositary shares will be redeemed from the redemption proceeds received by the depositary. The redemption price for each depositary share will be equal to the applicable fraction or multiple of the redemption price for each share payable with respect to the series of the preferred stock. Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem on the same redemption date the number of depositary shares relating to the shares of preferred stock so redeemed. If less than all of the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or proportionally as may be determined by the depositary.

After the date fixed for redemption, the depositary shares called for redemption will no longer be considered outstanding and all rights of the holders of depositary shares will cease, except the right to receive the money, securities or other property payable upon the redemption and any money, securities or other property to which the holders of the redeemed depositary shares were entitled upon surrender to the depositary of the depositary receipts evidencing the depositary shares.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of depositary shares relating to the preferred stock. Each record holder of depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary how to exercise the voting rights pertaining to the number of shares of preferred stock underlying the holder’s depositary shares. The depositary will endeavor, to the extent practicable, to vote the number of shares of preferred stock underlying the depositary shares in accordance with these instructions, and we will agree to take all action that the depositary may consider necessary in order to enable the depositary to vote the shares.

Amendment and Termination of Deposit Agreement

We may enter into an agreement with the depositary at any time to amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement. However, the holders of a majority of the depositary shares must approve any amendment that materially and adversely alters the rights of the existing holders of depositary shares. We or the depositary may terminate the deposit agreement only if (1) all outstanding depositary shares issued under the agreement have been redeemed, or (2) a final distribution in connection with any liquidation, dissolution or winding up has been made to the holders of depositary shares.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit arrangements. We will also pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay transfer and other taxes and governmental charges and such other charges as are expressly provided in the deposit agreement to be for their accounts.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to resign, and we may at any time remove the depositary. Any resignation or removal will take effect when a successor depositary has been appointed and has accepted the appointment. Appointment must occur within 60 days after delivery of the notice of resignation or removal. The successor depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $500,000,000.

Miscellaneous

The depositary will forward to the holders of depositary shares all reports and communications that we deliver to the depositary and that we are required to furnish to the holders of the preferred stock.

Neither the depositary nor we will be liable if either of us are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performance in good faith of our duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. Further, both of us may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

DESCRIPTION OF WARRANTS

Set forth below is a description of the general terms and conditions of the warrants that may be offered under this prospectus. The specific terms and conditions of the warrants will be described in a supplement to this prospectus. Any prospectus supplement may add, update or change the terms and conditions of the warrants as described in this prospectus. To the extent the information contained in the applicable prospectus supplement differs from the description set forth below, you should rely on the information in the applicable prospectus supplement, warrant agreement and warrant certificate.

We encourage you to carefully review and consider the complete provisions of the applicable warrant agreement and warrant certificate before investing in our warrants.

General

We may issue warrants for the purchase of our common stock, preferred stock, debt securities and/or depositary shares. Warrants may be issued independently or together with any of our common stock, preferred stock, debt securities and/or depositary shares offered by a prospectus supplement, and may be attached to or separate from those offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as further set forth in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as our agent in connection with the warrant certificates and will not assume any obligation or relationship of agency or trust for or with any holders of warrant certificates or beneficial owners of warrants. A copy of the form of warrant agreement, including the form of warrant certificate representing a series of warrants, will be filed with the SEC in connection with the offering of a particular series of warrants.

Terms of Warrants

The prospectus supplement relating to a particular issue of warrants to purchase shares of our common stock, preferred stock, debt securities and/or depositary shares will describe the terms of those warrants, which may include, without limitation, one or more of the following:

(1)	the title or designation of the warrants;

(2)	the aggregate number of the warrants;

(3)	the price or prices at which the warrants will be issued;

(4)	the currency or currencies, including composite currencies or currency units, in which the exercise price of the warrants may be payable;

(5)	the designation, aggregate principal amount and terms of the underlying warrant securities purchasable upon exercise of the warrants, and the procedures and conditions relating to the exercise of the warrant securities;

(6)	the price at which the underlying warrant securities purchasable upon exercise of the warrants may be purchased;

(7)	the date on which the right to exercise the warrants shall commence and the date on which such right shall expire;

(8)	whether the warrants will be issued in registered form or bearer form;

(9)	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

(10)	if applicable, the designation and terms of the underlying warrant securities with which the warrants are issued and the number of the warrants issued with each such underlying warrant security;

(11)	if applicable, the currency or currencies, including composite currencies or currency units, in which any principal, premium, if any, or interest on the underlying warrant securities purchasable upon exercise of the warrant will be payable;

(12)	if applicable, the date on and after which the warrants and the related underlying warrant securities will be separately transferable;

(13)	information with respect to book-entry procedures, if any; and

(14)	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Exercise of Warrants

Each warrant will entitle the holder of the warrant to purchase at the exercise price set forth in the applicable prospectus supplement the principal amount of debt securities or the number of shares of common stock or preferred stock and/or the number of fractional or multiple of shares of preferred stock being offered. Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will be void. Holders may exercise warrants as described in the prospectus supplement relating to the warrants being offered.

Until a holder exercises the warrants to purchase our debt securities, common stock, preferred stock, and/or depositary shares, the holder will not have any rights as a holder of our debt securities, common stock, preferred stock, and/or depositary shares, as the case may be, by virtue of ownership of the warrants.

DESCRIPTION OF PURCHASE CONTRACTS

Set forth below is a description of the general terms and conditions of the purchase contracts that may be offered under this prospectus. The specific terms and conditions of the purchase contracts will be described in a supplement to this prospectus. Any prospectus supplement may add, update or change the terms and conditions of the purchase contracts as described in this prospectus. To the extent the information contained in the applicable prospectus supplement differs from the description set forth below, you should rely on the information in the applicable prospectus supplement and purchase contract.

We encourage you to carefully review and consider the complete provisions of the applicable purchase contract before investing in our purchase contracts.

We may issue purchase contracts, including contracts obligating holders to purchase from us, and for us to sell to holders, a specific or varying number of debt securities, shares of common stock or preferred stock, depositary shares, warrants or any combination of the above, at a future date or dates. Alternatively, the purchase contracts may obligate us to purchase from holders, and obligate holders to sell to us, a specific or varying number of debt securities, shares of common stock or preferred stock, depositary shares, warrants or any combination of the above. The price of the securities subject to the purchase contracts may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula described in the purchase contracts. We may issue purchase contracts separately or as a part of units each consisting of a purchase contract and one or more of the other securities described in this prospectus or securities of third parties, including U.S. Treasury securities, securing the holder’s obligations under the purchase contract.

If we issue a purchase contract as part of a unit, the applicable prospectus supplement will state whether the purchase contract will be separable from the other securities in the unit before the purchase contract settlement date. The purchase contracts may require us to make periodic payments to holders or vice versa and the payments may be unsecured or pre-funded on some basis. The purchase contracts may require holders to secure the holder’s obligations in a manner specified in the applicable prospectus supplement, and, in certain circumstances, we may deliver newly issued prepaid purchase contracts, often known as prepaid securities, upon release to a holder of any collateral securing such holder’s obligations under the original purchase contract.

The applicable prospectus supplement will describe the terms of any purchase contracts, which may include, without limitation, one or more of the following:

(1)	whether the purchase contracts obligate the holder or us to purchase or sell, or both purchase and sell, the securities subject to purchase under the purchase contract, and the nature and amount of each of those securities, or the method of determining those amounts;

(2)	whether the purchase contracts are to be prepaid or not;

(3)	whether the purchase contracts will be issued as part of a unit and, if so, the other securities comprising the unit;

(4)	whether the purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance, or level of the securities subject to purchase under the purchase contract;

(5)	any acceleration, cancellation, termination, or other provisions relating to the settlement of the purchase contracts; and

(6)	whether the purchase contracts will be issued in fully registered or global form.

DESCRIPTION OF UNITS

Set forth below is a description of the general terms and conditions of the units that may be offered under this prospectus. The specific terms and conditions of the units will be described in a supplement to this prospectus. Any prospectus supplement may add, update or change the terms and conditions of the units as described in this prospectus. To the extent the information contained in the applicable prospectus supplement differs from the description set forth below, you should rely on the information in the applicable prospectus supplement and unit agreement or indenture.

We encourage you to carefully review and consider the complete provisions of the applicable unit agreement or indenture before investing in our units.

We may issue units that include debt securities, common stock, preferred stock, depositary shares and/or warrants or any combination of such securities. Each unit will be issued under a unit agreement or indenture and will represent an interest in two or more securities, which may or may not be separable from one another. The prospectus supplement relating to a particular issue of units will describe the terms of those units, which may include, without limitation, one or more of the following:

(1)	the terms of the units and of any of the debt securities, common stock, preferred stock, depositary shares, and/or warrants comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

(2)	a description of the terms of any unit agreement or indenture governing the units; and

(3)	a description of the provisions for the payment, settlement, transfer or exchange of the units.

PLAN OF DISTRIBUTION

We may sell securities pursuant to this prospectus in or outside the United States:

(1)	to or through underwriters or dealers;

(2)	through agents;

(3)	directly to one or more purchasers;

(4)	through a combination of these methods of sale; and

(5)	through any other method permitted by law.

In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement or pricing supplement, as the case may be. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions.

We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement or pricing supplement, as the case may be.

The applicable prospectus supplement will set forth the terms of the offering of the securities covered by this prospectus, including:

(1)	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

(2)	any delayed delivery arrangements;

(3)	the public offering price or purchase price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to underwriters, dealers or agents;

(4)	any securities exchanges on which the securities may be listed; and

(5)	any other information we deem important.

The offer and sale of the securities described in this prospectus by us, underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

(1)	at a fixed price or prices, which may be changed;

(2)	at market prices prevailing at the time of sale;

(3)	at prices relating to such prevailing market prices;

(4)	at varying prices determined at the time of sale; or

(5)	at negotiated prices.

Offerings of our equity securities pursuant to this prospectus may also be made into an existing trading market for such securities in transactions at other than a fixed price, either:

(1)	on or through the facilities of any national securities exchange or quotation service on which such securities may be listed, quoted or traded at the time of sale; or

(2)	to or through a market maker otherwise than on such exchanges or quotation or trading services.

Such at-the-market offerings, if any, will be conducted by underwriters, dealers or agents acting as our principal or agent, who may also be third-party sellers of securities as described above.

Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers, agents or remarketing firms may be changed from time to time. Underwriters, dealers, agents or remarketing firms that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act. Any discounts or commissions they receive from us and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement or pricing supplement, as the case may be.

In compliance with the guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

Sales through Underwriters or Dealers

Underwriters or the third parties described above may offer and sell the offered securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities unless otherwise specified in connection with any particular offering of securities.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

Some or all of the securities that we offer through this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell the offered securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

We may sell the offered securities to dealers as principals. We may negotiate and pay dealers’ commissions, discounts or concessions for their services. The dealers may then resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with us at the time of resale. Dealers engaged by us may allow other dealers to participate in resales. We will include in the applicable prospectus supplement or pricing supplement, as the case may be, the names of the dealers and the terms of the transaction.

We may sell some or all of the securities covered by this prospectus through:

(1)	purchases by a dealer, as principal, who may then resell those securities to the public for its account at varying prices determined by the dealer at the time of resale;

(2)	block trades in which a dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction; or

(3)	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers.

Direct Sales and Sales through Agents

We may sell the securities directly. In this case, no underwriters or agents would be involved. If indicated in an applicable prospectus supplement or pricing supplement, as the case may be, we may sell the securities through agents from time to time. The applicable prospectus supplement or pricing supplement, as the case may be, will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

Remarketing Arrangements

Offered securities may also be offered and sold in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement or pricing supplement, as the case may be.

Institutional Purchasers

We may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The applicable prospectus supplement or pricing supplement, as the case may be, will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

Indemnification; Other Relationships

Agents, underwriters and other third parties described above may be entitled to indemnification by us against certain civil liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents, underwriters and such other third parties may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

LEGAL MATTERS

In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplement, the validity of those securities may be passed upon for us by Norton Rose Fulbright US LLP and for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Pioneer Energy Services Corp. as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2014 consolidated financial statements refers to a change in the method of accounting for discontinued operations.

9,000,000 Shares

Pioneer Energy Services Corp.

Common Stock

Prospectus Supplement

Goldman, Sachs & Co.

December     , 2016